SECOND AMENDED COMBINED CODE OF ETHICS

WORLDCOMMODITY FUNDS, INC.

MCCONNELL ASSET MANAGEMENT, LLC

(Adopted May 18, 2008)

I.  STATEMENT OF GENERAL PRINCIPLES

This Code of Ethics has been adopted by WorldCommodity Funds, Inc. (the “Company”) for the purpose of instructing all employees, officers and directors of the Company and McConnell Asset Management, LLC., the adviser to the Company (the “Adviser”), in their ethical obligations and to provide rules for their personal securities transactions.  All such persons owe a fiduciary duty to the Company and its shareholders.  A fiduciary duty means a duty of loyalty, fairness and good faith towards the Company and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.  These general principles are:

The duty at all times to place the interests of the Company and its shareholders first;

The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of Company and responsibility; and

The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions or of their relationship with the Company or its shareholders.

It is imperative that the personal trading activities of the employees, officers, and directors of the Company and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action.  This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

The employees, officers, and directors of the Company and the employees, officers and directors of the Adviser, including Advisory Employees are required to comply with applicable federal securities laws; including Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940.  All personal securities transactions must comply with the Rule 17j-1.  Under this rule, no Employee may:

employ any device, scheme or artifice to defraud the Company or any of its shareholders; make to the Company or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company or any of its shareholders; or engage in any manipulative practice with respect to the Company or any of its shareholders.

II.  DEFINITIONS

A.  Advisory Employees: Employees who participate in or make recommendations with respect to the purchase or sale of securities.  The Compliance Officer will maintain a current list of all Advisory Employees.

B.  Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

C.  Compliance Officer: the Compliance Officer for the Adviser and the Company is James Llewellyn.

D.  Disinterested Directors: Directors of the Company whose affiliation with the Company is solely by reason of being a director of the Company.

E.  Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, Company or estate.  An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

F.  Employees: the employees, officers, and directors of the Company and the employees, officers and directors of the Adviser, including Advisory Employees.  The Compliance Officer will maintain a current list of all Employees.

G.  Exempt Transactions: transactions which are:

1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control,

2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan,

3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities,

4) in connection with the call by the issuer of a preferred stock or bond,

5) pursuant to the exercise by a second party of a put or call option,

6) closing transactions no more than five business days prior to the expiration of a related put or call option,

H.  Funds: any series of the Company.

I.  Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

J.  Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Company certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-Company certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies (excluding shares of open-end investment companies where the Adviser serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940).

K.  Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.  The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III. PERSONAL INVESTMENT GUIDELINES

A. Personal Accounts

1. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering.  Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

2. While Directors of the Company are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Directors only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person’s transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

3. Any Securities Transactions in a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction.  In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Company or the Adviser. If the private placement acquisition is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.  Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer.  In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

4. Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer.  This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Company or the Adviser.  If the initial public offering is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

B. Other Restrictions

Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer.  The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Company and the Funds’ shareholders.  In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

IV. COMPLIANCE PROCEDURES

A. Employee Disclosure

1. Within ten (10) days of commencement of employment with the Company or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date the person became an Employee:

a) the title, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee,

b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and

c) the date the report is submitted.

2. Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.  In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted):

a) the title, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest,

b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and

c) the date the report is submitted.

B. Compliance

1. All Employees must provide copies of all periodic broker account statements to the Compliance Officer.  Each Employee must report, no later than thirty (30) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Company or the Adviser, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.  The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

2. The Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Employee has not violated the Code.  The Compliance Officer shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

3. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Company and the Adviser for appropriate remedial action which, may include the reversal of the securities trade at the expense of the violator, a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Company and/or the Adviser.

4. The management personnel of the Company will prepare an annual report to the Company’s board of Directors that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Company’s Board of Directors that the Adviser and the Company have each adopted procedures reasonably necessary to prevent Employees from violating this Code.  The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management’s experience under this Code, evolving industry practices or legal developments.

5. A copy of this Code will be provided to any client or prospective client upon request.